EXHIBIT 99.1

PRESS RELEASE
April 25, 2006
For Immediate Release


For Further Information Contact:           Michael W. Dosland
                                           President and Chief Executive Officer
                                           First Federal Bankshares, Inc.
                                           329 Pierce Street, P.O. Box 897
                                           Sioux City, IA  51102
                                           712.277.0222

              FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
                               DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $766,000, or basic and diluted earnings per share of $0.23 each, for the three months ended March 31, 2006 compared to net earnings of $898,000, or basic and diluted earnings per share of $0.25, for the three months ended March 31, 2005. For the nine months ended March 31, 2006 net earnings totaled $2.6 million, or basic and diluted earnings per share of $0.76 and $0.75, respectively. This compares to $4.0 million, or basic and diluted earnings per share of $1.13 and $1.11, respectively, for the same period last year. During the nine months ended March 31, 2005 a gain of $1.4 million, net of tax effect, or basic and diluted earnings per share of $0.38, from the sale of two bank branch offices favorably impacted the Company's net earnings. Excluding the branch office sale in the prior-year period, net earnings for the nine months ended March 31, 2005 would have been $2.7 million, or basic and diluted earnings per share of $0.75 and $0.73, respectively.

    Discussion of Operating Results for the Three Months ended March 31, 2006
    -------------------------------------------------------------------------

Net interest income before provision for loan losses totaled $4.4 million for each of the three months ended March 31, 2006 and 2005. The average balance of interest-earning assets increased by $16.1 million, or 3.1%, for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. The increase in the average balance of interest-earning assets in the current-year period was primarily due to an increase of $28.2 million in the average balance of loans that was partially offset by a $16.7 million decrease in the average balance of investment securities. The average balance of interest-bearing liabilities increased by $14.7 million, or 3.2%, for the three months ended March 31, 2006 as compared to the same period of the prior year. The increase in the average balance of interest-bearing liabilities in the current-year period was due to an increase of $23.7 million in the average balance of deposits that was partially offset by a $9.0 million decrease in the average balance of borrowings. The yield on interest-earning assets increased by 52 basis points to 6.27% for the three months ended March 31, 2006 from 5.75% for the three months ended March 31, 2005 as continued rate increases were implemented by the Federal Reserve Board. The cost of interest-bearing liabilities increased more rapidly than yields on earning assets. The cost of interest-bearing liabilities increased by 74 basis points to 3.31% for the three months ended March 31, 2006 from 2.57% for the three months ended March 31, 2005. As a result, the interest rate spread decreased by 22 basis points to 2.96% for the three months ended March 31, 2006 from 3.18% for the three months ended March 31, 2005.

Provision for loan loss expense increased to $320,000 for the three months ended March 31, 2006 from $130,000 for the three months ended March 31, 2005.
Non-performing loans increased to $4.6 million, or 0.99% of total loans, at March 31, 2006 from $2.8 million, or 0.63% of total loans at March 31, 2005 primarily due to the loans of two commercial borrowers that were placed on nonaccrual status subsequent to March 31, 2005.

Noninterest income decreased by $173,000, or 10.9%, to $1.4 million for the three months ended March 31, 2006 from $1.6 million for the three months ended March 31, 2005. Service charges on deposit accounts decreased by $96,000, or 12.1%, and gain on sale of loans deceased by $31,000, or 25.0%, for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. The decrease in service charges on deposit accounts was primarily due to a decrease in transaction accounts subject to such service charges that resulted partly from the bank branch office sales in September 2004 as discussed in a subsequent paragraph. The decrease in gain on sale of loans resulted primarily from lower origination volumes in the current-year period as loans sold to investors decreased by $848,000 to $6.2 million for the three months ended March 31, 2006 from $7.1 million for the three months ended March 31, 2005.

Noninterest expense decreased by $116,000, or 2.5%, to $4.5 million for the three months ended March 31, 2006 from $4.6 million for the three months ended March 31, 2005. Compensation and benefits expense decreased by $83,000, or 3.1%, as the number of full-time-equivalent employees decreased to 188 at March 31, 2006 from 207 at March 31, 2005. In addition, advertising expense decreased by $40,000, or 29.6%, to $95,000 for the three months ended March 31, 2006 from $136,000 for the three months ended March 31, 2005.

Income before income taxes decreased by $275,000, or 21.2%, to $1.0 million for the three months ended March 31, 2006 from $1.3 million for the three months ended March 31, 2005. Income tax expense totaled $255,000, or an effective tax rate of 25.0%, and $397,000, or an effective tax rate of 30.7%, for the three months ended March 31, 2006 and 2005, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for the three months ended March 31, 2006 than for the three months ended March 31, 2005. The increase in tax-exempt income was due to an increase in the balance of tax-exempt loans and the resulting increase in tax-exempt interest income during the current-year period.

    Discussion of Operating Results for the Nine Months ended March 31, 2006
    ------------------------------------------------------------------------

Net interest income before provision for loan losses decreased by $135,000, or 1.0%, to $12.9 million for the nine months ended March 31, 2006 from $13.0 million for the nine months ended March 31, 2005. The decrease in net interest income was primarily due to a decrease in the interest rate spread as the cost of interest-bearing liabilities increased more rapidly than the yield on interest-earning assets. The cost of interest-bearing deposits increased by 86 basis points to 2.75% for the nine months ended March 31, 2006 from 1.89% for the nine months ended March 31, 2005 primarily due to increases in market interest rates as the Federal Reserve continued its string of rate increases. The yield on interest-earning assets increased by 51 basis points to 6.04% for the nine months ended March 31, 2006 from 5.53% for the nine months ended March 31, 2005. Increases in the average balance of interest earning assets partially offset the decrease in net interest income due to interest rate spread. The average balance of interest-earning assets increased by $4.2 million, or 0.1%, for the nine months ended March 31, 2006 as compared to the nine months ended March 31, 2005. The increase in the average balance of interest-earning assets in the current-year period was primarily due to an increase of $24.3 million in the average balance of loans that was largely offset by a $23.4 million decrease in the average balance of investment securities. This change in the mix of interest-earning assets contributed to the increase in the yield on interest-
earning assets since loans generally carry higher yields than investment securities. The average balance of interest-bearing liabilities decreased by $1.8 million for the nine months ended March 31, 2006 as compared to the same period of the prior year. The decrease in the average balance of interest-bearing liabilities in the current-year period was due to a decrease of $6.5 million in the average balance of borrowings that was largely offset by a $4.7 million increase in the average balance of deposits.

Provision for loan loss expense increased by $75,000, or 7.5%, to $1.1 million for the nine months ended March 31, 2006 from $1.0 million for the nine months ended March 31, 2005. Non-performing loans increased to $4.6 million, or 0.99% of total loans, at March 31, 2006 from $2.8 million, or 0.63% of total loans at March 31, 2005 primarily due to the loans of two commercial borrowers that were placed on nonaccrual status subsequent to March 31, 2005.

Noninterest income decreased by $2.8 million, or 36.8%, to $4.7 million for the nine months ended March 31, 2006 from $7.5 million for the nine months ended March 31, 2005. The decrease in noninterest income was primarily due to a prior-year pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices that was completed in September 2004. Service charges on deposit accounts decreased by $406,000, or 14.9%, for the nine months ended March 31, 2006 as compared to the nine months ended March 31, 2005 due to a decrease in transaction accounts subject to such service charges that resulted partly from the branch office sale in 2004.

Noninterest expense decreased by $516,000, or 3.8%, to $13.0 million for the nine months ended March 31, 2006 from $13.5 million for the nine months ended March 31, 2005. Compensation and benefits expense decreased by $301,000, or 3.8%, for the nine months ended March 31, 2006 as compared to the nine months ended March 31, 2005 due to the decrease in the number of full-time-equivalent employees as mentioned in the three-month discussion. Other noninterest expense for the prior-year period ended March 31, 2005 was higher due to a loss on real estate owned totaling $94,000 and a charge of $68,000 for a credit life insurance settlement. In addition, fees to a third-party vendor for support services related to retail deposit account programs decreased by approximately $70,000 for the nine months ended March 31, 2006 as the contract expired in November 2004 and was not renewed.

Income before income taxes decreased by $2.5 million, or 40.8%, to $3.6 million for the nine months ended March 31, 2006 from $6.0 million for the nine months ended March 31, 2005 primarily due to the decrease in noninterest income between the two periods as a result of the bank branch office sales previously mentioned in the discussion of noninterest income. Income tax expense totaled $966,000, or an effective tax rate of 27.2%, and $2.0 million, or an effective tax rate of 32.7%, for the nine months ended March 31, 2006 and 2005, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for the nine months ended March 31, 2006 than for the nine months ended March 31, 2005. The increase in tax-exempt income was due to an increase in the balance of tax-exempt loans and the resulting increase in tax-exempt interest income during the current year period.

                                    Dividend
                                    --------

On April 20, 2006, the Company's Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on May 31, 2006 to stockholders of record on May 17, 2006.

                                Other Information
                                -----------------

Assets totaled $600.7 million and $578.6 million, respectively, at March 31, 2006 and 2005. Book value per share increased to $20.12 at March 31, 2006 from $19.80 at March 31, 2005. Stockholders' equity to total assets was 11.31% and 12.40%, respectively, at March 31, 2006 and 2005. The Company had 3,375,609 shares outstanding at March 31, 2006.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

                 FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                                        March 31,    June 30,     March 31,
                                                          2006         2005         2005
                                                        ---------    ---------    ---------
ASSETS                                                         (Dollars in thousands)
------
Cash and cash equivalents                               $  29,688    $  31,336    $  13,860
Securities available-for-sale                              39,514       49,978       52,477
Securities held-to-maturity                                14,408       18,197       18,528
Loans receivable, net                                     462,932      433,634      432,996
Office property and equipment, net                         12,566       13,109       13,155
Federal Home Loan Bank stock, at cost                       5,384        5,762        5,762
Accrued interest receivable                                 2,723        2,293        2,459
Goodwill                                                   18,417       18,417       18,417
Other assets                                               15,096       14,087       20,983
                                                        ---------    ---------    ---------
   Total assets                                         $ 600,728    $ 586,813    $ 578,637
                                                        =========    =========    =========

LIABILITIES
-----------
Deposits                                                $ 431,009    $ 407,563    $ 398,638
Advances from FHLB and other borrowings                    97,361      104,564      104,095
Advance payments by borrowers for taxes and insurance         402          953          295
Accrued interest payable                                    1,902        1,312        1,269
Accrued expenses and other liabilities                      2,129        2,126        2,585
                                                        ---------    ---------    ---------
   Total liabilities                                      532,803      516,518      506,882

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                   50           50           50
Additional paid-in capital                                 38,195       37,761       37,720
Retained earnings, substantially restricted                56,600       55,029       55,209
Treasury stock, at cost - 1,632,266, 1,428,826 and
  1,352,826 shares, respectively, at March 31, 2006,
  June 30, 2005 and March 31, 2005                        (25,921)     (21,748)     (20,165)
Accumulated other comprehensive income                       (177)         159          (19)
Unearned ESOP                                                (818)        (914)        (947)
Unearned RRP                                                   (4)         (42)         (93)
                                                        ---------    ---------    ---------
   Total stockholders' equity                              67,925       70,295       71,755
                                                        ---------    ---------    ---------
   Total liabilities and stockholders' equity           $ 600,728    $ 586,813    $ 578,637
                                                        =========    =========    =========

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                           Three months ende   Nine months ended
                                               March 31,           March 31,
                                           -------------------------------------
                                             2006     2005       2006      2005
                                           -------   -------   -------   -------
                                                    (Dollars in thousands)
                                           -------------------------------------
Total interest income                      $ 8,264   $ 7,331   $23,858   $21,638
Total interest expense                       3,892     2,931    10,956     8,601
                                           -------   -------   -------   -------
  Net interest income                        4,372     4,400    12,902    13,037
Less: provision for loan losses                320       130     1,070       995
                                           -------   -------   -------   -------
  Net interest income after provision        4,052     4,270    11,832    12,042
Noninterest income                           1,423     1,595     4,733     7,489
Noninterest expense                          4,454     4,570    13,010    13,526
                                           -------   -------   -------   -------
  Income before income taxes                 1,021     1,295     3,555     6,005
Taxes on income                                255       397       966     1,964
                                           -------   -------   -------   -------
    Net income                             $   766   $   898   $ 2,589   $ 4,041
                                           =======   =======   =======   =======

                 FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (unaudited)

                                           At or for the three months    At or for the nine months
                                                    March 31,                 ended March 31,
                                           --------------------------    --------------------------
Financial condition data:                     2006           2005           2006            2005
-------------------------                  -----------    -----------    -----------    -----------
                                                (Dollars in thousands, except per share amounts)

Average interest-earning assets            $   537,889    $   521,778    $   530,480    $   526,261
Average interest-bearing liabilities       $   476,433    $   461,750    $   467,141    $   468,941
Average interest-earning assets to
  average interest-bearing liabilities          112.90%        113.00%        113.56%        112.22%
Non-performing loans                       $     4,618    $     2,777    $     4,618    $     2,777
Non-performing loans to total loans               0.99%          0.63%          0.99%          0.63%
Non-performing assets                      $     4,859    $     2,997    $     4,859    $     2,997
Non-performing assets to total assets             0.81%          0.52%          0.81%          0.52%
Allowance for loan losses                  $     5,530    $     4,927    $     5,530    $     4,927
Allowance for loan losses to total loans          1.18%          1.13%          1.18%          1.13%
Shareholders' equity to assets                   11.31%         12.40%         11.31%         12.40%


Selected operating data: (1)
Return on average assets                          0.53%          0.64%          0.59%          0.92%
Return on average equity (2)                      4.51%          5.12%          4.89%          7.49%
Net interest rate spread                          2.96%          3.18%          2.92%          3.09%
Net yield on average interest-earning
  assets (3)                                      3.29%          3.42%          3.29%          3.35%
Efficiency ratio (4)                             76.89%         76.39%         74.76%         73.18%


-----------------------------------------------
      (1)   Annualized except for efficiency ratio.
      (2)   Net income  divided  by average  equity  capital  excluding  average unrealized gains on available-for-sale securities.
      (3)   Net   interest    income,    tax-effected,    divided   by   average
            interest-earning assets.
      (4)   Noninterest  expense,  excluding minority  interest,  divided by net interest  income before  provision for loan losses plus  noninterest income,  less gain (loss) on sale of other real estate  owned,  less gain  (loss) on sale of  investments,  less  gain  (loss) on sale of fixed assets.

Per share data:
Earnings per share:
  Basic                                       $      0.23   $      0.25   $      0.76   $      1.13
  Diluted                                     $      0.23   $      0.25   $      0.75   $      1.11
Book value per share                          $     20.12   $     19.80   $     20.12   $     19.80
Market price per share:
  High for the period                         $     22.90   $     23.69   $     22.90   $     24.00
  Low for the period                          $     19.11   $     21.40   $     17.30   $     20.00
  Close at end of period                      $     22.60   $     21.83   $     22.60   $     21.83
Cash dividends declared per share             $      0.10   $      0.10   $      0.30   $      0.30
Weighted-average common shares outstanding:
  Basic                                         3,311,516     3,526,364     3,389,694     3,567,590
  Diluted                                       3,359,715     3,589,999     3,440,973     3,641,615


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